Exhibit 99.0

For Immediate Release	Contact:	Simon E. Locke
July 1, 2011		(973) 802-7373
simon.locke@prudential.com

Prudential Financial completes sale of

global commodities business to Jefferies Group

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today announced the completion of the sale of its global commodities business to Jefferies Group, Inc. for $419.5 million. The purchase price, subject to certain true-up adjustments, is approximately equal to book value as of the date of closing.

Prudential Financial, Inc. announced that it had entered into an agreement to sell its global commodities business to Jefferies Group on April 7, 2011.

The sale included the U.S.-based FCM, Prudential Bache Commodities, LLC; the broker dealer, Prudential Bache Securities, LLC; U.K.-based Bache Commodities Limited; and Hong Kong-based Bache Commodities (Hong Kong) Ltd.

Prudential Financial, Inc. (NYSE:PRU), a financial services leader, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/.